EXHIBIT 11

                      INNOVATIVE MEDICAL SERVICES
               COMPUTATION OF EARNINGS PER COMMON SHARE
                          FOR THE YEAR ENDED
                        JULY 31, 1997 AND 1996



                                                For the Year Ended
                                                     July 31,
                                           ----------------------------
                                               1997             1996
                                           ----------------------------

Shares outstanding                           3,532,851        3,220,851
                                            ==========       ==========

Weighted average shares outstanding          3,284,153        1,821,792
Stock Options                                  406,250           31,250
Warrants                                     1,798,125        1,187,500
                                            ----------       ----------
     Total weighted average
      shares outstanding                     5,488,533        3,040,542
                                            ==========       ==========


Net Income (Loss)                          $(1,407,314)      $ (430,048)
                                            ==========       ==========


Net Earnings (Loss) per share               $    (0.26)      $    (0.14)
                                            ==========       ==========